Sabra Health Care REIT Appoints Michael Costa as Chief Accounting Officer
IRVINE, Calif.--(BUSINESS WIRE)-- Sabra Health Care REIT, Inc. (“Sabra”) (Nasdaq: SBRA) today announced that Michael Costa has been appointed Chief Accounting Officer and, in such capacity, has been designated by the Company’s Board of Directors as the Company’s principal accounting officer.
Mr. Costa currently serves as Sabra’s Executive Vice President - Finance, a position he has held since August 2017. Previously, Mr. Costa held various leadership positions overseeing Sabra’s accounting and finance functions since Sabra’s inception in November 2010. Mr. Costa has more than 15 years of experience in commercial real estate finance and accounting, having previously worked for KBS Realty Advisors and Ernst & Young’s Real Estate Assurance practice.
Mr. Costa earned his master’s degree in Accounting from the University of Virginia and his bachelor’s degree in Accounting from California State University, Fullerton. Michael is a Certified Public Accountant and licensed real estate broker in California.
Commenting on Mr. Costa’s expanded responsibilities, Harold Andrews, Executive Vice President, CFO and Secretary, said, “Michael and I have worked closely together since 2010, starting just prior to the formation of Sabra. He has been a key member of the management team and played a critical role in our successes these past 10 years. I am very excited that Michael has achieved this milestone in his career and look forward to his ongoing contributions to our success at Sabra.”
About Sabra
Sabra operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com
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